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                                                                   EXHIBIT 10.11

                        SUMMARY OF 1999 BONUS PROGRAM FOR
                          EXECUTIVE VICE PRESIDENTS OF

                       UNITED STATES CELLULAR CORPORATION

         The objectives of the 1999 Bonus Program for Senior Corporate Staff (the "1999 Bonus Plan") of United States Cellular Corporation ("USM") are: (i) to provide incentives for the Executive Vice Presidents of USM to extend their best efforts to achieve superior results in relation to key performance targets,
(ii) to reward USM's Executive Vice Presidents in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of USM. A team performance award and an individual performance award are available under the 1999 Bonus Plan.

         For target performance on the team and individual categories, the 1999 Bonus Plan was designed to generate a targeted 1999 bonus pool equal to the total of 40% of the aggregate of the base salaries of the Company's senior executive officers other than the President. Under the 1999 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1999 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 80% of the aggregate base salaries of the Company's executive officers other than the president. At target performance, the bonus pool would be equal to 40% of the aggregate salaries of the Company's executive officers other than the President. Of this percentage, 4% represents a targeted individual performance award and a total of 36% represents a targeted team bonus award. The team performance categories include (i) new customer additions (8% of the targeted award) (ii) cash flow growth (8% of the targeted award), (iii) service revenue growth (8% of the targeted award), (iv) return on capital (8% of the targeted award) and (v) churn (4% of the targeted award).